大成 DENTONS

18F, China Overseas International Center Block J,
NO.333 Jiaozi Ave High-tech Dist.,
Chengdu 610000, P.R.China
T: +86 28 8703 9931
F: 86 28 8703 6893

To: Wetouch Technology Inc

Re: PRC Legal Opinion on Certain PRC Law Matters

Dear Sir/Madam,

We are lawyers qualified in the People's Republic of China (the "**PRC**," for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan Region) and are qualified to issue opinions on the PRC Laws as defined below.

We are acting as the PRC counsel for Wetouch Technology Inc. (the **"Company")**, a company incorporated under the laws of the Nevada, the United States, to the extent permitted by the law of the PRC, in connection with (i) the proposed public offering (the "**Offering**") by the Company of certain number of common stock, par value $0.001 per share ("**the Shares**") in accordance with the Company's registration statement on Form S-1, including all amendments or supplements thereto (the "**Registration Statement**"), filed by the Company with the U.S. Securities and Exchange Commission (the "**SEC**") under the U.S. Securities Act of 1933 (as amended); and (ii) the Company's proposed listing of the Shares on the Nasdaq Capital Market ("**Nasdaq**") ((i) and (ii) above collectively, the "**Transactions**").

In so acting, we have examined the Registration Statement, the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other information and instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (collectively, the "**Documents**").

In our examination of the Documents and for the purpose of rendering this opinion, we have assumed without further inquiry or investigation:

(1) the truthfulness, accuracy, completeness and fairness of all the Documents, as well as the factual representations, warranties and statements contained in such Documents;

(2) the genuineness of all the signatures, seals and chops, and the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3) that the Documents which have been presented to us have not been revoked, amended, varied or supplemented up to the date of this opinion, except as noted therein;

(4) that the Company and the PRC Subsidiaries have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(5) that all parties thereto, other than the PRC Subsidiaries, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those Documents to which they are parties pursuant to the laws and regulations of the jurisdiction of its incorporation or organization, and have the requisite power and authority to perform their obligations thereunder; and

(6) the due compliance with, and the legality, validity, effectiveness and enforceability of the Documents under, all laws other than the PRC Laws.

1. The following terms as used in this opinion are defined as follows:

"Governmental Authorizations"	means all consents, approvals, authorizations, permissions, orders, registrations, filings, licenses, clearances and qualifications of or with any PRC Authorities pursuant to applicable PRC Laws.
Guidance Rules and Notice	means the Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions circulated by CSRC on February 17, 2023 on CSRC's official website.
"M&A Rules"	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission ("**CSRC**") and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and as amended by the Ministry of Commerce on June 22, 2009;
"Material Adverse Effect"	means a material and adverse effect, resulting from any event, circumstance, condition, occurrence or situation or any combination of the foregoing, upon the condition (financial or otherwise), business, properties or results of operations or prospects of the Company and the PRC Subsidiary taken as a whole.
"PRC Authorities"	means any national, provincial, municipal or local governmental authority, agency or body in the PRC having jurisdiction over the PRC Subsidiary;
"PRC Laws"	means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective as of the date hereof;
"PRC Subsidiaries"	collectively, Qingdao Zecan Information Technology Co., Ltd., Shanghai Fendan Information Technology Co., Ltd. and Beijing Xunyi Technology Co., Ltd.
"Prospectus"	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.
Trial Measures	means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies issued by CSRC on February 17, 2023, which will become effective on March 31, 2023.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

2. Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

(A) *Incorporation and Existence of Domestic Entities.* The PRC Subsidiary is a foreign-invested enterprise legally established in accordance with the laws of the PRC and is validly existing in effective existence and in good standing under the PRC Laws. All the

equity interest in the registered capital of the PRC Subsidiary is currently registered with the competent administration for market regulation. The current articles of association and the business license of the PRC Subsidiary comply with applicable PRC Laws and are in full force and effect.

(B) *Corporate Structure*. The descriptions of the corporate structure of the PRC Subsidiary set forth in "Corporate History and Structure" section of the Registration Statement are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respect. The descriptions of the events and transactions set forth in "Corporate History and Structure" section of the Registration Statement, to the extent that such descriptions are related to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respects. To the best of our knowledge after due and reasonable inquiries, the transactions of acquisition and restructuring involving the PRC Subsidiary as described in the "Corporate History and Structure" section of the Registration Statement are not in violation of, and immediately after the consummation of the Transactions will not result in violation of, any PRC Laws currently in effect, in any material respect, and no Governmental Authorization or any other necessary steps required under the PRC Laws other than those already obtained is required under the existing PRC Laws for the establishment of such shareholding structures.

(C) *Business and License*. To the best of our knowledge after due inquiry: (A) the PRC Subsidiary has not taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee of the PRC Subsidiary, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Subsidiary; (B) the business presently engaged by the PRC Subsidiary as described in the Registration Statement and the Prospectus is not subject to foreign investment restriction as stipulated by Special Administrative Measures (Negative List) for the Access of Foreign Investment (Edition 2020).

(D) *M&A Rules.* The M&A Rules purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange.

Except as disclosed in the statements set forth in the Registration Statement under the caption "Risk Factors—Adverse regulatory developments in China may subject us to additional regulatory review and expose us to government restrictions, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies with significant China-based operations, all of which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult" and "Risk Factors—Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect us" and based on our understanding of the PRC Laws, we are of the opinion that the Company will not be required to submit an application to the CSRC for the approval of the Offering and the listing and trading of the Shares on Nasdaq under the M&A Rules because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the document are subject to the M&A Rules; (ii) the PRC Subsidiary is directly established as a wholly foreign-owned enterprise, and the Company has not acquired any equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are the Company's beneficial owners after the effective date of the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinions summarized above are subject to any new laws, rules and

regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

(E) *Trial Measures.* On February 17, 2023, the CSRC issued the Trial Measures. The Trial Measures are comprised of six documents, namely the Trial Administrative Measures of Overseas Securities Offering and Listing by China-based Companies and five supporting guidelines. The Trial Measures lay out the filing regulations for both direct and indirect overseas listings and clarify the criteria for determining whether a listing constitutes an indirect overseas listing in an overseas market. The Trial Measures stipulate that a China-based company shall fulfill the filing procedures within three business days after the issuer makes an application for an initial public offering and listing in an overseas market. According to the Notice on Administrative Arrangement of Overseas Securities Offering and Listing by China-based Companies issued on February 17, 2023, enterprises that as of March 31, 2023, have securities that are listed overseas or fall under the circumstances described in clauses (i) through (iii) below shall constitute "Existing Issuers" and are not required to conduct the overseas listing filing procedure immediately, but shall carry out filing procedures as required if they conduct a secondary offering. The circumstances which resulting in an entity being an Existing Issuer are (i) the application for an indirect overseas offering or listing by the entity shall have been approved by the overseas regulatory authorities or the overseas stock exchanges (for example, a contemplated offering and/or listing in the United States has obtained approval for its registration statements from the SEC), (ii) it is not required to re-perform the regulatory procedures with the relevant overseas regulatory authority or the overseas stock exchange, and (iii) such overseas securities offering or listing shall be completed before September 30, 2023. Based on our understanding of the provisions under the PRC Laws, we are of the opinion that neither the Company nor any of the operating PRC Subsidiaries is required to file with the CSRC under the Trial Measures for the Offering (including the offering of the Company's common stock to U.S. investors) and the listing and trading of the Company's common stock on Nasdaq Stock Market before the Offering is completed. However, given that the Trial Measures were recently promulgated, there remain substantial uncertainties as to their interpretation, application, and enforcement and there is no guarantee that the relevant PRC government agencies, including the CSRC, would reach the same conclusion that we have reached. In addition, if the Company fails to comply with the post-offering filing obligations imposed by the Trial Measures or make a misrepresentation, misleading statement or material omission in the materials the Company submit to the CSRC, the CSRC would have the right to order rectification, issue a warning and impose a fine on the Company of between RMB 1 million and RMB 10 million and issuing a warning to the parties responsible for such failure, misrepresentation or material omission and impose a fine on each of such individuals ranging from RMB 500,000 to RMB 5 million.

(F) *Enforceability of Civil Procedures*. There is uncertainty as to whether the courts of the PRC would: (i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against the Company or directors and officers of the Company if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain

whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

(G) Based on our understanding of the current PRC Laws after due and reasonable inquiry, we believe: (i) neither the Company nor any of its PRC Subsidiaries is among the "operators of critical information infrastructure" or "online platform operators" as defined by the Measures for Cybersecurity Review (2021 version) which was promulgated and took effect on February 15, 2022; (ii) neither the Company nor any of its PRC Subsidiaries is directly subject to the regulatory actions or statements which the PRC Authorities initiated recently on securities market, cybersecurity review and anti-monopoly enforcement, as the Company and its PRC Subsidiaries have not implemented any monopolistic behavior and their business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry; and (iii) other than those requisite permissions that the Company's PRC Subsidiaries have obtained for a domestic company in China to engage in the similar businesses, neither the Company nor any of its PRC Subsidiaries is required to obtain any permission from any PRC Authorities, including, without limitation, the CSRC and the Cyberspace Administration of China, to conduct its operations and the Offering (including offering securities to foreign investors). However, since the Measures for Cybersecurity Review was recently adopted, and there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to current and future PRC Laws, overseas securities offerings and other capital markets activities, and there can be no assurance that the PRC Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

(H) *Taxation.* The statements set forth in the Registration Statement under the heading "Regulations on Taxation", to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

(I) *Statements in Registration Statement and the Prospectus.* The statements in the Registration Statement and the Prospectus under the headings "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Dividend Policy," "Corporate History and Structure," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Related Party Transactions," "Taxation", "Description of Business" and "Regulations" (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion) to the extent that they constitute matters of PRC Laws or description of documents, agreements or proceedings governed by the PRC Laws, fairly reflect the matters purported to be summarized therein in all material and PRC Laws aspects, and nothing has been omitted from such statements which would make such statements misleading in any material respect.

3. This opinion is subject to the following qualifications:

(1) This opinion is subject to, in so far as it relates to the validity and enforceability of a contract, (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors' rights generally; (ii) possible judicial, arbitral or administrative actions or any PRC Law affecting creditors' rights; (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, interest of the state, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; and (v) any possible judicial discretion, discretion of arbitration tribunal or administrative action affecting creditors' rights or with respect to the availability of indemnifications, remedies, defenses or injunctive relief, the calculation of damages, the

entitlement of attorneys' fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

(2) This opinion is subject to the discretion of any competent PRC legislative, administrative, judicial or arbitration tribunals in exercising their authority to change any PRC Laws or the implementation, interpretation or application thereof in any form.

(3) This opinion relates only to PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of PRC Laws, or the interpretation thereof or implementation thereof, will not be changed, amended, revoked or replaced in the immediate future or in the longer term with or without retrospective effect.

(4) This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole regarding the same subject matter and no part should be extracted and referred to independently.

This opinion is delivered by us in our capacity as the Company's PRC legal advisers solely for the purpose of and in connection with the Registration Statement publicly submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent, except as required by the applicable law or by the SEC or any regulatory agencies.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm's name under the captions "Prospectus Summary," "Risk Factors," "Corporate History and Structure," "Taxation," "Regulations" and "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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(Signature page)

Yours faithfully,

/s/ Dentons' Chengdu Office

Dentons' Chengdu Office